Exhibit 99.1

Dolby Laboratories Announces Leadership Transition

Kevin Yeaman to Retire from Dolby

Marc Whitten Named President, Chief Executive Officer and Director of Dolby

SAN FRANCISCO, Calif., August 27, 2026 — Dolby Laboratories, Inc. (NYSE: DLB), today announced a new chapter in its leadership as Kevin Yeaman retires from Dolby after nearly two decades with the company and Marc Whitten is appointed President, Chief Executive Officer and a member of Dolby Laboratories’ Board of Directors.

After a thoughtful, long-term succession process Dolby Laboratories’ Board appointed Marc to lead the company’s next chapter. Kevin will stay on as an advisor to ensure a smooth transition.

This leadership transition comes from a position of strength and opportunity for the company. Dolby continues to be at the heart of audio and visual innovation shaping how the world creates, distributes and experiences the content people love.

“On behalf of the Board of Directors, I’d like to thank Kevin for his transformational leadership, positioning the company for future opportunities and partnership during the succession planning process and this transition,” said Peter Gotcher, Chairman of the Board of Directors of Dolby Laboratories. “Kevin’s vision, operational discipline and commitment to innovation have shaped Dolby into the company it is today. By continuously bringing new innovations to life, he significantly expanded the company and led the era of immersive audio and visual experiences.”

“I’m deeply proud to have led Dolby through major shifts in technology and entertainment alongside such an exceptional team,” said Kevin Yeaman. “Together, we changed the way the world experiences entertainment, broadened the reach of one of the world’s most recognizable brands and brought Dolby to billions of people. With the company well positioned for the future, this is the right moment to pass the torch, and I do so with complete confidence in Marc and the entire team to carry the company forward.”

Dolby sits at the center of multiple ecosystems and is well positioned for its next phase of growth with opportunities across its branded and patent licensing businesses, offerings for content service providers and beyond.

“Looking ahead, the Board sees significant opportunity for Dolby to expand its reach,” said Gotcher. “Marc brings a combination of product vision, technological expertise and proven leadership. He has built and scaled category-defining businesses across industries, led global organizations through periods of transformation and brought together technologies, platforms and partnerships to create enduring growth. We are excited to have him lead Dolby’s next chapter.”

“Dolby has set the standard for how people experience sight and sound for decades and I believe the company’s greatest opportunities are still ahead,” said Marc Whitten. “As content, platforms and technologies continue to evolve, Dolby is uniquely positioned to matter even more for creators, partners and consumers. I’m incredibly excited to build on Dolby’s strong foundation and work alongside Dolby’s teams to drive innovation and create Dolby’s next chapter.”

Marc is a seasoned technology executive with more than three decades of experience building and scaling category-defining products and platforms across consumer electronics, entertainment, AI, robotics and mobility. Throughout his career, he has driven innovation and growth across ecosystems at some of the world’s most influential companies, creating products that have improved the everyday human experience.

Prior to Dolby, Marc held leadership roles at Meta, Cruise, Unity, Amazon, Sonos and Microsoft, where he helped develop and scale businesses including Alexa, Kindle, Fire TV, Xbox and Xbox Live.

“The inventor’s culture that Ray Dolby instilled in Dolby Laboratories has been a driving force for more than six decades,” said David Dolby, Director, Dolby Laboratories. “Each generation of leadership has expanded what is possible for the company. I’d like to thank Kevin for his many contributions. Our family and the Board are confident in Marc’s leadership for the future.”

About Dolby

Dolby Laboratories (NYSE: DLB) is a world leader in immersive entertainment. From movies and TV, to music, sports, gaming, and beyond, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide across all their favorite devices. We partner with artists, storytellers, and the brands you love to transform entertainment and digital experiences through groundbreaking innovations like Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby OptiView.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Dolby’s leadership transition, future strategy, growth opportunities, market position and business outlook. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ include those described in Dolby’s filings with the Securities and Exchange Commission, including the risks identified under the section captioned “Risk Factors” in Dolby’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Dolby may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Except as required by law, Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

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